FARMOUT AGREEMENT
King City Oil Field
King City Prospect
Monterey County, California

THIS FARMOUT AGREEMENT (“Agreement”) is made effective the 25th day of May, 2009 between Sunset Exploration, Inc.  (hereinafter referred to as “Sunset”) and Delta Oil & Gas, Inc. (hereinafter referred to as “Delta”).

WHEREAS, Sunset represents, but does not warrant that it owns oil and gas leasehold interests (“AMI Leases”) in and to certain lands located in Monterey County, California, which leases and lands are more particularly described on the attached Exhibit “A” which is incorporated herein by this reference and which lands shall constitute an Area of Mutual Interest (“AMI”).

WHEREAS, Delta desires the right to earn from Sunset an assignment of Sunset’s interest in the AMI, and Sunset is willing to grant such right as provided herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, to be kept and performed by the parties hereto, and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.             TEST WELL

On or before March 31, 2010, Sunset shall commence the drilling of the initial test well at a location to be chosen by Sunset within the AMI (“King City #1” or “Test Well”) to a depth of 3,500’ TVD or deep enough to adequately test all Monterey seismic anomalies. The “Test Well” shall be drilled to effectively intersect all potential productive sands.  Failure to commence drilling of the Test Well prior to March 31, 2010 shall terminate this Agreement and all payments made to Sunset for drilling shall be returned to Delta.  The payment under paragraph 2.a. shall be non-refundable.

2.            COSTS

a.           Delta shall pay its 50% pro rata share of TWO HUNDRED THOUSAND DOLLARS ($200,000.00 US) simultaneous with the execution of this Agreement which shall represent costs associated with all costs and expenses required to prepare, permit and process lands for running a gravity survey and for running a two dimensional seismic program for evaluation of lands within this Agreement.

b.           Delta shall pay its 66.67% pro rata share of 100% of all costs associated with permitting, drilling, logging and if necessary, plugging the Test Well. If the Test Well is deemed by the parties hereto to be commercial and capable of producing hydrocarbons in paying quantities, thereafter, if Delta elects to participate in a completion attempt Delta shall pay its working interest pro rata share (as hereinafter defined) of all costs associated with completion of the Test Well including, without limitation, running casing, testing and installation of production facilities.

c.           An Authorization for Expenditure (“AFE”) for the Test Well shall be forwarded to Delta prior to commencement of drilling operations. This AFE shall represent the estimated cost of drilling and completing the Test Well and Sunset shall have the right from time to time to demand and receive from Delta payment in advance of its respective share of the AFE. Delta shall pay the full amount of the payment so invoiced prior to commencement of drilling operations and within 15 working days of receipt of the AFE for completion, testing and installation of all equipment necessary for commencement of sales for the Test Well. In the event Delta fails or refuses to make any such advance payments then Delta shall forfeit all of its right, title and interest to earn an interest in the AMI as well as any advanced monies under this Agreement, and this Agreement shall be deemed terminated.

3.            EARNING

Once the Test Well is drilled to total depth, logged, and deemed by Sunset to be capable of producing hydrocarbons in paying quantities, Delta shall own and be entitled to its pro rata share of 40% of 8/8ths working interest in and to the AMI Leases (“pro rata share”). Said working interest of leases shall be delivered to Delta at no less than 80% of 8/8ths net revenue interest in the Test Well. If the Test Well is a dry hole, Delta shall retain the right to its interest hereunder and said well shall be plugged and abandoned and the site returned to its native condition, or as near as is reasonably possible.  Delta’s 40% working interest shall be applicable in all subsequent operations within the AMI.

4.            CASING POINT

Casing point shall occur when the Test Well has reached total depth, logged and deemed by Sunset to be a well capable of producing oil, and or gas in commercial quantities. In the event the Test Well is not capable of producing oil and or gas then Delta shall pay its 66.67% pro rata share of 100% of all costs associated with proper abandonment of the Test Well and restoration of any disturbed area or areas.

5.             WELL GEOLOGIC AND GEOPHYSICAL DATA

Delta will be provided with all seismic and exploration data, drilling reports, including logs pertaining to the Test Well and will have full access during drilling and/or completion, provided it is not then in default of any of the terms or provisions of this Agreement.

6.             OPERATING AGREEMENT

All operations within the AMI will be conducted in accordance with the terms and provisions of the 1989 Form 610 AAPL Joint Operating Agreement, including 1984 COPAS Accounting Procedures, a copy of which is attached hereto as Exhibit “B”. Said Operating Agreement designates Sunset Exploration, Inc. as “Operator”.

Any leases acquired by any party within the AMI within three (3) years of the date of this Agreement shall be subject to the Operating Agreement and shall be owned by the parties in accordance with their working interest pro rata shares regardless of record ownership of such leases.

7.            SHUT-IN GAS PAYMENTS

In the event the Test Well is completed as a well capable of gas production in paying quantities but is shut-in because of a lack of a pipeline connection or market for such gas or oil (hereinafter referred to as “shut-in gas/oil well”), Sunset shall immediately notify Delta of such fact and Sunset shall, as Operator,  pay all shut-in gas payments necessary to maintain the affected lease(s) in full force and effect subject to reimbursement by Delta of its working interest pro rata share of such payments.

8.            COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Sunset shall comply with all rules and regulations required as operator and shall also require that all of their operators, contractor and subcontractors comply with any and all applicable laws and regulations, federal, state and local, and with the requirements of each regulatory body or official asserting jurisdiction over operations hereunder.

9.             SUCCESSORS IN INTEREST

This Agreement and its terms are personal in nature and the underlying leaseholds shall not be assigned and/or sold without the prior written consent of the parties hereto, such consent shall not be unreasonably withheld.

10.          CONFLICT

In the event of a conflict between the terms of the Operating Agreement provided for above and this Agreement, this Agreement shall control. This Agreement shall supersede any prior correspondence or oral communication between the parties regarding terms of this Agreement. This Agreement may only be amended in writing.

11.          FORCE MAJEURE

If Sunset is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, it shall give Delta prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon, so far as Sunset is affected by the force majeure, such obligations shall be suspended during the continuance of the force majeure and for such time thereafter as is reasonably required to resume performance of the obligation following removal of the force majeure situation. The term “force majeure”, as herein employed, shall mean an act of god, strike, lockout or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Sunset.

12.          TAX PARTNERSHIP

It is not intended by this Agreement to create, nor shall this Agreement be construed as creating any relationship between the parties hereto of employer and employees, or any partnership, or association or corporation between the parties hereto. The liabilities of the parties hereto shall be as set forth in this Agreement and Sunset and Delta shall be responsible only for their share of the costs, expenses, debts or obligations incurred hereunder as herein provided. The parties hereto agree as between themselves to elect to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the United States Internal Revenue Code of 1954, as amended, and similar provisions of the statutes of any state.

13.          NOTICE

Except as otherwise specifically provided herein, any notice or other communication required hereunder shall be considered as having been given if delivered personally, or if mailed postage prepaid or telephone addressed to the following address respectively:

SUNSET EXPLORATION, INC. 10500 Brentwood Blvd. Brentwood, CA 94513 (925) 634-2148 phone (925) 634-6040 fax ATTN: Robert E. Nunn	DELTA OIL & GAS, INC. Suite 604 700 West Pender Street Vancouver, British Columbia CANADA V6C 1G8 (604) 602-1649 phone (604) 602-1625 fax ATTN: Christopher Patton Gay

14.          OTHER PROVISIONS

Unless otherwise directed Sunset shall distribute all revenue generated from production within the AMI to Delta and shall have the right to deduct prior to disbursement of said revenue all costs associated with lease operating and maintenance, ad valorum taxes, royalties, expenses or any monies due and outstanding by Delta.

It is understood that from time to time additional exploration may be necessary to further develop the geologic concept and additional lands and seismic operations may be required. Sunset shall provide an Authority for Expenditure to Delta for any such operation 30 days prior to commencement of said exploration, Delta shall be entitled to its working interest pro rata share of 8/8ths and pay its proportionate shall of those exploration costs.

15.           NON-DISLOSURE

All information regarding the Test Well or any subsequent well(s) shall be held confidential. Delta shall not disclose any such confidential information to third parties without the prior consent of Sunset. Sunset is aware that Delta may request certain public informational disclosures from time to time and Sunset will allow such releases provided that such disclosures will not detrimentally affect the potential assets attributable to this Agreement.  This provision shall survive termination of this Agreement for a period of two (2) years after such termination.

IN WITNESS WHEROF, the parties have executed or have caused this instrument to be executed by their duly authorized officers and/or representatives.

Sunset:	Delta:

SUNSET EXPLORATION, INC.	DELTA OIL AND GAS, INC.

By: /s/ Robert E. Nunn	By: /s/ Christopher Patton Gay
Robert E. Nunn	Christopher Patton Gay
President	CEO